Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated June 19, 2011 to the Prospectus dated August 18, 2010

File Nos. 333-168914 and 333-168914-01 through 333-168914-08

$400,000,000

5.750% Senior Notes due 2022

Choice Hotels International, Inc.

June 22, 2012

Pricing Term Sheet

Issuer:	Choice Hotels International, Inc.

Title of Securities:	5.750% Senior Notes due 2022

Size:	$400,000,000

Net Proceeds to Issuer:	$393,500,000

Maturity:	July 1, 2022

Coupon:	5.750%

Offering Price:	100.000% of principal amount

Underwriting Discount:	1.625%

Yield to Maturity:	5.750%

Spread to Benchmark Treasury:	409 basis points

Benchmark Treasury:	1.750% notes due May 15, 2022

Benchmark Treasury Price and Yield:	100.250, 1.664%

Interest Payment Dates:	January 1 and July 1 of each year, commencing January 1, 2013

Optional Redemption:	Make-whole call at T+50 bps at any time

Trade Date:	June 22, 2012

Settlement Date:	June 27, 2012 (T+3)

CUSIP/ISIN:	169905 AE6/US 169905AE60

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Co-Manager:	SunTrust Robinson Humphrey, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, telephone: (800) 503-4611; Wells Fargo Securities, LLC, Attn: Client Support, 550 South Tryon Street, 7th Floor MAC D1086-070, Charlotte, NC 28202, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com; BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, NY 10038, Attn: Prospectus Department, telephone: (800) 294-1322, email: dg.prospectus_requests@baml.com; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, New York 10179, Attn: Syndicate Desk, telephone: (800) 245-8812.